Appendix A
Code of Conduct/Ethics

1. General Provisions

1.1 Professional Responsibilities

CAM is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. CAM is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients. CAM's reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with CAM.

CAM serves as investment manager for individual and institutional advisory clients. When used herein, the term "client" includes any individual and institutional investors for whom CAM provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom CAM provides advice on matters not involving securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor's decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client's investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser's duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under the amendment to Rule 17j-1 of the Investment Company Act of 1940, CAM is required to adopt procedures reasonably necessary to prevent its employees from violating provisions of

the Act with respect to personal securities trading.

In meeting its fiduciary responsibilities to our clients, CAM has promulgated this Code of Conduct (the "Code") regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Compliance Officer ("CCO"). The CCO may under circumstances that are considered appropriate, or after consultation with management, grant exceptions to the provisions contained in this manual only when it is clear that the interests of CAM's clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. Management will satisfy themselves as to the adherence to this policy through periodic reports by the CCO.

1.2 Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with CAM. It is important that employees understand the reasons for compliance with this Code. CAM's reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with CAM. Employees must notify the Chief Compliance Officer immediately if there is any reason to believe that a violation of this Code has occurred or is about to occur.

This Code is intended to comply with the various provisions of the Advisors Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

1.3 Whistleblower Policy

Cozad Asset Management has established a Whistleblower Policy for all associates of the firm. This policy relates to all activities of the Registered Investment Advisor, including the Cozad Mutual Fund.

1. **Purpose**. This policy establishes procedures for the receipt, review, and retention of complaints relating to the Adviser's business. The Adviser is committed to complying with all applicable securities laws. While the Adviser does not encourage frivolous complaints, the Adviser does expect its officers, employees, and agents to report any irregularities and other suspected wrongdoing (referred to herein as "Violations"). It is the Adviser's policy that its employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind.

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy. The Chief Executive Officer is responsible for overseeing this process if the compliant relates to the Chief Compliance Officer.

This policy was adopted in order to:

a. Cause Violations to be disclosed before they can disrupt the business or operations of the Adviser, or lead to serious loss;

b. Promote a climate of accountability and full disclosure with respect to the Adviser's internal controls, compliance matters, and Code of Ethics; and

c. Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to Violations of the Compliance Manual, Code of Ethics, or law.

2. **Reporting Persons Protected.** This policy and the related procedures offer protection from retaliation against officers, employees, and agents who make any complaint with respect to perceived Violations (referred to herein as a "Reporting Person"), provided the complaint is made in good faith. "Good faith" means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

   The Adviser will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Adviser based upon such Reporting Person's submitting in good faith any complaint. Any acts of retaliation against a Reporting Person will be treated by the Adviser as a serious violation of Adviser policy and could result in dismissal.

3. **Scope of Complaints.** The Adviser encourages employees and officers ("Inside Reporting Persons") as well as non-employees such as agents, consultants, and investors ("Outside Reporting Persons") to report irregularities and other suspected wrongdoings, including, without limitation, the following:

   a. Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Adviser;

   b. Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

   c. Deficiencies in or noncompliance with the Adviser's internal controls and procedures;

d. Misrepresentation or false statement to or by a senior officer of the Adviser regarding any matters in violation of state and/or federal securities laws; or

e. Deviation from full and fair reporting of the Adviser's financial condition.

4. **Confidentiality of Complaint.** The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Adviser to disclose his identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5. **Submitting Complaints**

a. Inside Reporting Persons should submit complaints in accordance with the following procedures:

(1) Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer.

It is recommended that Inside Reporting Persons use the sample Complaint Form attached to this policy when reporting Violations.

(1) If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(2) Inside Reporting Persons may report Violations on an anonymous basis. Any employee that is considering making an anonymous complaint should strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Adviser encourages employees to identify themselves when making reports of Violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(i) The fairness to any individual named in the anonymous complaint;

(ii) The seriousness of the issue raised;

(iii) The credibility of the information or allegations in the complaint, with allegations that are conclusory, or that do not have a specific factual basis being likely to receive less credence; and

(iv) The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

b. Outside Reporting Persons should submit complaints concerning Violations in accordance with the following procedures:

(1) Complaints may be submitted by email to lee@cozadassetmgmt.com or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer

It is recommended that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Violations.

(2) Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

6. **Investigation of Complaints**

a. Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a Violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a Violation will be returned to the Reporting Person, unless the Reporting Person's identity is unknown.

b. The Chief Compliance Officer may enlist employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

c. The results of each investigation will be reported timely to the Chief Compliance Officer, which will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

d. An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for his or her review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

e. The Chief Compliance Officer will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or his or her designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7. **Retention of Complaints.** The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Adviser's confidentiality and document retention policies.

8. **Unsubstantiated Allegations.** If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

9. **Reporting and Annual Review.** The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Violations of the Adviser, but with a view to minimizing improper complaint submissions and investigations.

10. Whistlebower Complaint Form is included at end of this Appendix

Responsible Party: Chief Compliance Officer

2. Applicability of Restrictions and Procedures of this Code

2.1 Advisory Representatives

Rule 204-2(a)(12) of the Advisers Act requires generally that any partner, officer or director of CAM, or any **associate** who makes, participates in making, or whose activities relate to making any recommendation as to the purchase and/or sale of securities must report his/her personal securities transactions not later than 10 calendar days following the end of each calendar quarter. Such persons are collectively defined under sub-paragraph (A) of this rule as **"Advisory Representatives."** This reporting requirement also applies to any employee of CAM who in the course of his/her duties with CAM is privy to information about securities that are being considered by any advisory representative for purchase by our clients.

2.2 Access Persons

Inasmuch as CAM is actively involved in managing the portfolios of individual and institutional clients, most of our employees fall under either the definition of "Advisory Representative" as given in the Advisers Act or "Access Person" under the Investment Company Act. For purposes of this Code all such employees of CAM are hereafter collectively referred to as "Access Persons" and are subject to provisions of this Code.

2.3 Associated Persons

Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to **all** employees of CAM. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to **all** employees of CAM, the term "Associate" or "Associated Person" will be used to collectively describe such employees. For example, a computer specialist who is not otherwise involved in managing client accounts or providing investment advisory services is nevertheless subject to the provisions of the Advisers Act, the Investment Company Act, and this Code with respect to trading on insider or privileged information.

3. Securities Subject to the Provisions of this Code

3.1 Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term **"Security"** as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Beginning in 2014, shares of the Cozad Mutual Fund are considered a "Covered Security" by this Code. For purposes of this Code, the term "Covered Securities" shall mean all such securities described above except:

- Securities that are direct obligations of the United States;
- Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
- Securities issued by any state or municipal subdivision thereof;
- Shares of any registered open-end investment company;
- Purchases effected upon exercise of rights offered by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;
- Shares of any registered open end investment company, other than shares of the Cozad Mutual Fund."

Although the term "Covered Securities" under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (*i.e.* New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is "covered" under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

- In addition to the above restrictions, no Access Person shall purchase or sell any covered security for any account in which he/she any beneficial interest, if there is any possible conflict of interest or appearance thereof.

3.2 Securities not Subject to Restrictions

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of this

Section or the reporting requirements of sub-section 5.3 and 5.4 of this Code, however, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

4. Limitations on Personal Trading by Access Persons

Personal securities transactions by Access Persons are subject to the following trading restrictions: [**Note**: The terms of some of these restrictions may conflict with the terms of other restrictions. All conflicting provisions should be reconciled before inclusion in an adviser's compliance procedures.]

4.1 Pre-clearance of Transactions

No Access Person may purchase or sell any covered security without first obtaining prior clearance from the CCO. The CCO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by CAM on behalf of any advisory client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of CAM; (c) breaches the Access Person's fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employee Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

4.2 Potential Conflicts in Trading by Access Persons for their own Accounts

In order to avoid any potential conflict of interest between CAM and its clients, securities transactions for the accounts of Access Persons in the same security as that purchased/sold for advisory accounts or the CAM mutual funds or any fund managed by CAM, should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If after completion of all anticipated trading for client accounts, a trade is executed for an Access Person's personal account on that same day at a price better than that received by the client, the Access Person must notify the CCO who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CCO determines that a potential conflict of interest exists, he/she shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be recorded and maintained in CAM's compliance files.

5. Securities Reporting by Access Persons

5.1 Application of the Code of Conduct to Access Persons of CAM

The provisions of this Code apply to every security transaction, in which an Access Person of CAM has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other CAM clients with similar investment objectives.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.2 On Becoming an Access Person

Any employee of CAM who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an **Initial Securities Holdings Report** no later than 10 days after the employee becomes an Access Person. This report must include the following information:

- A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;
- The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;
- The date the report is submitted to the CCO by the Access Person.

5.3 Quarterly Transaction Reports. Rule 204-2(a)(12) of the Advisers Act

Every Advisory Representative and/or Access Person must submit a **Personal Securities Trading Report** to the CCO not later than 10 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Access Person's brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The quarterly **Personal Securities Trading Report** must contain the following information:

- The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;
- The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
- The price at which the covered security was effected;
- The name of the broker, dealer or bank through whom the transaction was effected;
- In addition to the securities transaction data, the report will contain representations that the Advisory Representative (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to CAM, and (iii) agrees to notify CAM if he/she opens a personal securities account which has not otherwise been disclosed to CAM.
- The date the report is submitted to the CCO by the Advisory Representative and/or Access Person. (Note: The report must be submitted to the CCO within the timeframe outlined in Section 13.2.B. of the Procedures Manual.)

Following submission of the **Personal Securities Trading Report**, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

5.4 Annual Securities Holdings Report

Every Access Person must submit an **Annual Personal Securities Holdings Report** to the CCO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 10 **calendar days** following year-end and must be current as of a date no more than 30 days before the report is submitted. The **Annual Personal Securities Holding Report** must contain the following information:

- The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;
- The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and
- The date the annual report is submitted by the Access Person to the CCO.

Following submission of the **Annual Personal Securities Holding Report**, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review.

In addition to the reporting provisions of sub-sections 5.3 and 5.4, above, Access Persons will be required annually read and sign CAM's Code of Conduct regarding employee securities transactions.

6. Reports of Associates' Securities Trades in Accounts with Broker/Dealers

All Associates of CAM having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to CAM by the broker/dealer. Notwithstanding the fact that an Associate may have an account with a broker/dealer, all securities transactions in the Associate's account with that broker/dealer must be executed through the trading desk of CAM.

In lieu of manually listing each securities transaction on the **Personal Securities Trading Report**, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

7. Negative Reports.

Whereas the Rule 204-2(a)(12) and Rule 17j-1 do not require negative reports, it is the policy of CAM that **Personal Securities Trading Reports** be submitted quarterly by all associated persons only if securities transactions have occurred in their accounts during the period.

8. Personal Securities Transactions and Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, ***e.g.*** it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate of CAM believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO, or a principal of CAM accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in CAM's Compliance Manual as Exhibit 11. All Associates of CAM are required to read and acknowledge having read such procedures annually. In addition to the above procedural requirements, Associates are subject to the following restrictions in managing their personal investments and in dealing with clients of CAM:

9. Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

10. Dealings with Clients

No Associate may directly or indirectly purchase from or sell to a client of CAM any security, unless the transaction is pre-approved in writing by the CCO. Associates of CAM are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any CAM client and from lending money to any CAM client, unless the client is a member of the Associates immediate family and the transaction has been approved in writing by the CCO.

11. Orders Contrary to the Selection Guidelines Buy/Sell Categories

If there is a client order pending execution that is contrary to the Research Department's Buy/Sell category, a similar transaction may not be entered/executed by an Associate until the client's order has been filled.

12. Margin Accounts

While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage account for a minimum of six months. This provision may be waived by the CCO upon written request by the Associate.

13. New Issues

In view of the potential conflicts of interest, Associates are not permitted to purchase initial public offerings of securities ("IPO's") that are over-subscribed and likely to rise to an immediate premium over the issue price. Such IPOs are termed "hot issues." However, Associates may purchase IPO's when such securities are not oversubscribed or have not been requested by or are not being considered for purchase by clients of CAM. In all cases, Associates must obtain written approval from the CCO before subscribing to or purchasing any new issue.

14. Private Placements

No Associate shall purchase any security which is the subject of a private offering, unless prior written approval has been obtained from the CCO.

15. Short Sales

Associates are prohibited from selling short any security which is held broadly in client portfolios, except that short sales may be made "against the box" in the Associate's personal account for tax purposes. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

16. Bonds (Corporate and Municipal)

Purchases and sales of $200,000 or greater, by Associates in their personal accounts of a single bond issue shall not be executed prior to the completion of all client orders pending in the same bond.

17. Other Restricted Activities Applicable to All Associates of CAM

17.1 Outside Business Interests

An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with CAM's CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the Associate's prospective employer without the Associate's permission.

CAM does not wish to limit any Associate's professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, CAM must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

17.2 Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to Associates of CAM are discouraged. Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

17.3 Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of CAM for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing CAM or bearing CAM's name or logo must first be submitted to the CCO prior to presentation to outside parties

17.4 Communications with Clients through Radio, Television and Other Media

Associates of CAM are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through CAM. However, the Associate must submit to the CCO for approval,

prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by CAM.

Associates making appearances on radio or television programs as representatives of CAM are prohibited from recommending any specific security, unless such security is currently on CAM's list of approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on CAM's recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of CAM.

18. Promulgation, Execution and Distribution of the Code

The Board of Directors of CAM have read and approved this Code of Conduct/Ethics regarding personal securities trading by Access Persons/Associates of CAM. In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons/Associates of CAM.

Signed______________________________________ Date __________________

Lee Smith, CCO

19. Acknowledgment of Receipt of Code of Conduct/Ethics

Access Person/Associate of CAM

I have read the above Code of Conduct of CAM regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

______________________________________ __________________

Name of Employee Date

____

Signature of Employee

Whistleblower Complaint Form

General Instructions:

An employee of the Adviser who is reporting questionable accounting or auditing matters of the Adviser may or may not do so on an anonymous basis, at his sole discretion. A non-employee's complaint might not be reviewed if he fails to complete Part I(3) of this complaint form.

Please be advised that federal law prohibits the Adviser, as well as its officers, employees, or agents, from discharging, demoting, suspending, threatening, harassing, or otherwise discriminating against anyone who in good faith reports illegal activities of the Adviser.

Part I

1. ☐ I would like to discuss this matter with the Chief Executive Officer.

2. ☐ I am an employee or officer of the Adviser and wish to remain anonymous.

3. ☐ I hereby authorize the disclosure of my identity if the Audit Committee Chairman reasonably believes it is necessary or appropriate (see General Instructions above).

   Name: ______________________________

   Address: ______________________________

   Telephone Number: ______________________

   E-Mail: ______________________________

Part II

1. Summary Description of Alleged Violation: ______________________________
   ____
   ____
   ____
   ____

2. Alleged Violation is: ☐ Ongoing ☐ Completed ☐ Unclear whether ongoing or completed

3. Department(s) suspected of alleged violation, if applicable: ____________________
   ____

4. Individual(s) suspected of alleged violation, if applicable: ____________________
   ____

5. Describe all relevant facts of the alleged violation: ______________________________
____
____
____
____

6. Describe how you became aware of the alleged violation: ___________________________
____
____
____
____

7. Describe any steps taken to address the alleged violation prior to submitting this complaint, if any: ____
____
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8. Who, if anyone, may be harmed or affected by this violation: _______________________
____
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____

Appendix B
Anti-Money Laundering Procedures

1. Introduction

On October 26, 2001, President Bush signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("PATRIOT Act"). Among other things, effective April 2, 2002, the Patriot Act requires that most financial institutions establish and implement anti-money laundering ("AML") programs designed to achieve compliance with the Bank Secrecy Act and the regulations promulgated thereunder. Although registered investment advisers are not required to comply with AML provisions by April 24, 2002, it is anticipated that advisers will be included under the AML shortly. It is, therefore, important that investment advisers proactively prepare to comply with the applicable provisions of AML because violations of the AML laws may lead to criminal prosecution of those advisers and individuals who fail to comply with these laws.

General Statement of Policy: CAM has adopted these AML procedures in recognition of the risk of money laundering activity. Employees of CAM have an obligation to avoid transactions with individuals and businesses that seek to do business with CAM to launder money. It is the policy of CAM to accept only those clients whose source of wealth and funds can be reasonably established to be legitimate and to prevent persons from using CAM and the services it offers to engage in money laundering and other criminal activity.

2. What Is Money Laundering?

Money laundering is generally defined as engaging in acts designed to conceal or disguise the true origin of criminally derived proceeds so that the unlawful proceeds appear to have been derived from legitimate origins or constitute legitimate assets.

Money laundering occurs in connection with a wide variety of crimes, including, but not limited to, drug trafficking, robbery, fraud, racketeering, and terrorism.

In general, money laundering occurs in three stages. Cash first enters the financial system at the "*placement*" stage, where the cash profits from criminal activity are converted into monetary instruments, such as money orders or traveler's checks, or deposited into accounts at financial institutions. At the "*layering*" stage, the funds are transferred or moved into other accounts or other financial institutions to separate further the proceeds from their criminal origin. At the "*integration*" stage, the funds are reintroduced into the economy and used to purchase legitimate assets or to fund further criminal or legitimate activities.

3. Requirements under the PATRIOT Act

3.1 Designate AML Compliance Officer

CAM's anti-money laundering compliance officer ("AML Compliance Officer") is the firm's Chief Compliance Officer. The AML Compliance Officer will serve as the primary contact for employees on AML compliance issues.

The individual designated as the AML Compliance Officer should be vested with the responsibility and authority to enforce the CAM's policies and procedures related to money laundering. CAM should designate an individual with appropriate knowledge and training to carry out the duties and responsibilities of that position.

Responsibilities of the AML Compliance Officer: The AML Compliance Officer will monitor compliance with CAM's AML program and help develop communication and training tools for employees. The AML Compliance Officer also will regularly assist in helping resolve or address heightened due diligence and "red flag" issues. The AML Compliance Officer will help ensure that the firm's AML records are maintained properly and that Suspicious Action Reports ("SARs") are filed, as required, pursuant to CAM's procedures.

The AML Compliance Officer will periodically report to a member of the Board of Directors (or other high level executive officer) on AML compliance issues. The AML Compliance Officer will communicate with CAM's employees on AML issue. CAM's senior management will work with the AML Compliance Officer, as practicable, to help ensure the firm's AML policies, procedures, and programs meet all applicable government standards and are effective in detecting, deterring, and punishing or correcting AML misconduct. The firm's senior management also will work with the AML Compliance Officer to ensure that the AML compliance policies, procedures, and programs are updated and reflect current requirements.

3.2 Establish Anti Money Laundering Procedures

Investment advisers should implement reasonable procedures for identifying clients and verifying their information. These procedures, at a minimum, should be designed so that the adviser:

- verifies, to the extent reasonable and practicable, the identity of any client seeking to open an account with CAM;
- maintains records of information to verify a client's identity; and
- clients that a client does not appear on any list of known or suspected terrorists or terrorist organizations such as those persons and organizations listed on the Treasury's Office of Foreign Assets Control ("OFAC") web site, www.treas.gov/ofac (also available on www.nasdr.com/money.asp, NASD's web site), under "Terrorists" or "Specially Designated Nationals and Blocked Persons" ("SDN List"), as well as the listed embargoed countries and regions (collectively, the OFAC List). This requirement may be waived for a specific client by the AML Compliance Officer. However, any waiver of this procedure must be in writing and document all extenuating facts in sufficient detail to explain non-compliance with this requirement of the AML.

Procedures will also be established for reporting suspicious activity, employee training, testing of the AML procedures, and enforcement of the procedures within CAM. Following is a more detailed discussion of areas to be included in the procedures.

4. Know Your Clients

The term "client" may be defined as any of the following:

4.1 Natural Persons as Clients

Firm personnel with account opening responsibilities should make reasonable efforts to obtain and verify information about every client. If the client is an individual, the employee opening the account will need, to the extent reasonable and practicable, to obtain and verify certain information concerning the individual's identity, such as the individual's name, address, date of birth, and government issued identification number. Possible sources of this information include:

- physical documents, such as a driver's license, passport, government identification, or an alien registration card, or, for businesses, a certificate of incorporation, a business license, any partnership agreements, any corporate resolutions, or other similar documents; or
- databases, such as Equifax, Experion, LexisNexis, or other in-house or custom databases.

Employees should verify the identification information at the time the account is opened, but, in any case, before any transactions are made in the account because of the unknown risk that the prospective client could be involved in criminal activity. If a potential client refuses to provide any of the information described above, or appears to have intentionally provided false or misleading information, the employee should not open the account and should promptly notify the AML Compliance Officer immediately. If an existing client fails to provide the requested information, the employee should promptly notify the AML Compliance Officer. The AML Compliance Officer will instruct the employee whether to close the account, and will determine whether to report the circumstance should be reported to FinCEN or OFAC, as appropriate.

In the context of AML compliance, CAM will implement procedures that allow employees to collect and use information concerning the account holder's wealth, net worth, and sources of income to detect and deter possible money laundering activity. Such a review may be integrated into existing client questionnaires or into separate documents before opening the account. Moreover, the review should be documented and reviewed to ensure that the account-opening procedures are being conducted properly.

In addition to the Client Questionnaire, (Exhibit 2 of this manual), employees should become familiar with a "red flags" checklist (see below) that provides a number of examples of suspicious activities.

4.2 Corporate, Partnership or LLC Accounts

CAM will accept a corporation, partnership, or LLC as a client only after reviewing documentary evidence of the validity of the organization and purpose for its existence. In addition, the portfolio manager opening the account must understand the structure of the entity sufficiently to determine the source of the funds, principal owner(s) of the entity's shares (if a corporation) and who is/are the controlling principal(s).

4.3 Trust Clients

CAM will accept a client formed as a trust only after reviewing evidence of its valid formation and existence, along with the identity of its trustee(s). In addition, the employee opening the account must understand the structure of the trust sufficiently to determine the source of funds for the trust, the person(s) serving as trustee(s), and persons who have a legal or statutory right to remove the trustee(s).

4.4 Beneficial Owners of an Account

The employee opening the account will conduct due diligence to identify all of the principal beneficial owners of the account.

4.5 Accounts Referred to CAM through Intermediaries

If an account is referred to CAM through an intermediary (e.g., a broker/dealer, another adviser, or some other third party solicitor), the portfolio manager will perform the necessary due diligence on the referred party to establish his/her credibility and to ascertain that the referring party has a due diligence process of its own for identifying clients, as well as sufficient money laundering procedures.

4.6 Wire Transfers

CAM shall maintain incoming and outgoing wire transfer logs. The purpose of these logs is to identify possible patterns of activity and transfers between accounts in and out of the United States that might suggest money laundering.

4.7 Checks and Money Orders

When processing investments, CAM will carefully review any cashiers checks, money orders, and draft checks. When such an instrument is used to establish an account, the instrument, along with a copy of the application will be forwarded to the AML Compliance Officer to verify the Social Security Number and information provided on the application.

[***Note:*** For dually registered advisers, or advisers affiliated with a broker/dealer, AML procedures must be established to clearly indicate responsibility for monitoring all account opening procedures, especially for persons exhibiting suspicious conduct or whose activities indicate "red flags." Unless policy and procedures are established otherwise, it is the responsibility of the portfolio manager of the adviser or the registered representative of the broker/dealer who first makes contact with the person(s) and who first begins to obtain the information specified in the a client questionnaire or in AML procedures. However, this delineation of "first contact" responsibility should not be construed as giving absolution to subsequent financial institutions from compliance with the AML provisions and the procedures of their own respective firms. If an employee of any financial institution, who in the process of opening, servicing or managing an account for an individual, encounters any suspicious activity or "red flags", he/she must take all appropriate steps to comply with the anti money laundering provisions of the Money Laundering Abatement Act.]

4.8 Be Alert For Suspicious Activity or "Red Flags" when Interviewing Clients or Opening Accounts

All of CAM's employees will be diligent in looking for signs of suspicious activity that suggest money laundering. If a portfolio manager detects "red flags" he/she is to perform additional due diligence before proceeding with the transaction or asking for supervisory approval. Examples of "red flags" are described below:

- The client exhibits unusual concern regarding CAM's compliance with government reporting requirements and its AML policies, particularly with respect to his or her identity, type of business and assets, or is reluctant or refuses to reveal any information concerning business activities, or furnishes unusual or suspect identification or business documents.
- Client wishes to engage in transactions that lack business sense or apparent investment strategy, or are inconsistent with the client's stated business strategy.
- The information provided by the client that identifies a legitimate source for funds appears to be false, misleading, or substantially incorrect.
- Upon request, the client refuses to identify or fails to indicate any legitimate source for his or her funds and other assets.
- The client (or a person known to be, or to have been, associated with the client) has a questionable background or is the subject of news reports indicating possible criminal, civil, or regulatory violations.
- The client exhibits a lack of concern regarding risks, commissions, or other transaction costs.
- The client appears to be acting as an agent (shill or front-man) for an undisclosed principal, but declines or is reluctant to provide information or is otherwise evasive regarding that person or entity without legitimate commercial reasons.
- The client has difficulty describing the nature of his or her business or lacks general knowledge of his or her industry.
- The client attempts to make frequent or large deposits of currency, insists on dealing only in cash equivalents, or asks for exemptions from CAM's policies relating to the deposit of cash and cash equivalents.
- The client engages in transactions involving cash or cash equivalents or other monetary instruments that appear to be structured to avoid the $10,000 government reporting requirements, especially if the cash or monetary instruments are in an amount just below reporting or recording thresholds.
- For no apparent reason, the client has multiple accounts under a single name or multiple names, with a large number of inter-account or third party transfers.
- The client is from, or has accounts in, a country identified as a non-cooperative country or territory by the Financial Action Task Force ("FATF").
- The client's account has unexplained or sudden extensive wire activity, especially in accounts that had little or no previous activity.
- The client's account shows numerous currency or cashiers check transactions aggregating to significant sums.
- The client's account has a large number of wire transfers to unrelated third parties

inconsistent with the client's legitimate business purpose.

- The client's account has wire transfers that have no apparent business purpose to or from a country identified as a money-laundering risk or a bank secrecy haven.
- The client's account indicates large or frequent wire transfers, immediately withdrawn by check or debit card without any apparent business purpose.
- The client makes a cash deposit followed by an immediate request that the money be wired out or transferred to a third party, or to another firm, without any apparent business purpose.
- The client makes a cash deposit for the purpose of purchasing a long-term investment followed shortly thereafter by a request to liquidate the position and transfer the proceeds out of the account.
- The client engages in excessive journal entries between unrelated accounts without any apparent business purpose.
- The client requests that a transaction be processed in such a manner as to avoid the firm's normal documentation requirements.
- The client, for no apparent reason or in conjunction with other "red flags," engages in transactions involving certain types of securities, such as penny stocks, Regulation "S" stocks, and bearer bonds, which although legitimate, have been used in connection with fraudulent schemes and money laundering activity. (Such transactions may warrant further due diligence to ensure the legitimacy of the client's activity.)
- The client's account shows an unexplained high level of account activity with very low levels of securities transactions.
- The client maintains multiple accounts, or maintains accounts in the names of family members or corporate entities, for no apparent business purpose or other purpose.
- The client's account has inflows of funds or other assets well beyond the known income or resources of the client.

The above-listed money laundering "red flags" are not exhaustive; however, an awareness of the "red flags" will help ensure that portfolio managers can identify circumstances warranting further due diligence.

If any of the above "red flags" appear when an account is being established, the portfolio manager will perform the following additional due diligence before opening the account, depending on the nature of the account, and to the extent reasonable and practicable:

- Inquire about the source of the client's assets and income so that the manager can determine if the inflow and outflow of money and securities is consistent with the client's financial status;
- Gain an understanding of what the client's likely trading patterns will be, so that any deviations from the patterns can be detected later on, if they occur;
- Maintain records that identify the owners of accounts and their respective citizenship;
- Require client's to provide street addresses to open an account, and not simply post office addresses, or "mail drop" addresses;
- Contact businesses to verify the accuracy of addresses, the place of business, the telephone, and other identifying information; and

- Conduct credit history and criminal background checks through vendor databases, if available.

5. Suspicious Activity Reporting ("SAR") Procedures

[Currently, investment advisers and advisers to public and private investment companies are not subject to the SAR Report filing requirements.]

CAM will develop administrative procedures concerning SARs. These procedures will address the process for filing SARs and reviewing SAR filings and the frequency of filings for continuous suspicious activity. The AML Compliance Officer will be responsible for filing all SARs and maintaining a copy of the filed SAR in the Adviser's books and records.

Prior to contacting any Federal law enforcement authority about any specific client or prospective client, the AML Compliance Officer will apprise CAM's senior management of all relevant facts. The matter may then be referred to Federal authorities. In addition, CAM will consider requiring all of its SAR filings be reported periodically to its Board of Directors. In the event of a high-risk situation, CAM will require a report be made immediately to the Board of Directors. ***Under no circumstance should an existing or prospective client be told that his/her name is undergoing a background or security check by the AML Compliance Officer or by any federal agency.***

If, after contacting any law enforcement authority, the AML Compliance Officer learns that the client or any person related beneficially to the client is listed on the OFAC list or other governmental registry for possible money laundering activities, he/she will:

- place stop transfer/stop purchase on any and all related client accounts and prevent movement of money; and/or
- discuss the matter, and upon the advice of the CAM's legal counsel, terminate the advisory relationship with the client.

5.1 When Opening an Account

In the course of performing due diligence during the opening of an account, if a portfolio manager encounters any one of the "red flags" identified above under KNOW YOUR CLIENT or any other suspicious activities or behavior, he/she will discretely, but promptly, advise CAM's AML Compliance Officer of the matter. The AML Compliance Officer, after evaluating the facts and circumstances of the potential problem, will notify senior management if he/she determines action is needed and/or the appropriate Federal law enforcement agency needs to be contacted. CAM will immediately contact the Federal law enforcement agency by telephone in any of the following situations:

- It is determined that the client is listed on the OFAC List;
- It is determined that the client's legal or beneficial account owner is listed on the OFAC List;
- It is determined that client attempts to use bribery, coercion, undue influence, or other inappropriate means to induce the adviser to open an account or proceed with a suspicious or unlawful activity or transaction; and

- There is any other situation that the AML Compliance Officer reasonably determines requires immediate government intervention.

5.2 When Suspicious Transactions Are Detected

In anticipation of the adoption of the final SAR requirements, once an account is opened, CAM will be prepared to establish and implement procedures to detect and report suspicious transactions by means of SARs. CAM will implement systems, preferably automated ones that would allow it to monitor trading, wire transfers, and other account activity to determine when suspicious activity is occurring or is likely to occur. If CAM elects to monitor client accounts manually, portfolio managers will be required to review a sufficient amount of account activity to ensure the detection of suspicious activity and to identify new patterns or patterns that are inconsistent with the client's financial status or make no economic sense.

Exception reports should consider the transaction size, location, type, number, and the nature of the activity. The AML Compliance Officer will create guidelines for employees that identify examples of suspicious activity that may involve money laundering and form lists of high-risk clients whose activities may warrant further scrutiny. CAM will develop procedures for following-up on transactions that have been identified as suspicious or high-risk.

A Suspicious Activity Report related to a transaction (separately or in the aggregate) involving funds or assets of $5,000 or more must be filed promptly with the U.S. Department of Treasury in one or more of the following situations:

- CAM detects any known or suspected federal criminal violation involving the client; or
- CAM knows, suspects or has reasons to suspect that the transaction (i) involves proceeds from an illegal activity; (ii) is designed to evade currency transaction reporting requirements; or (iii) has no business or apparent lawful purpose and the Adviser knows of no reasonable explanation for the transaction after examining the available facts, including the background and possible purpose of the transaction.

6. Recordkeeping and Disclosure of SAR Information

CAM will develop procedures to maintain the confidentiality of the SAR filings and to maintain copies of SARs for a five-year period. Employees of CAM are prohibited from notifying any person involved in a reported transaction that the transaction has been reported on a SAR, other than to law enforcement agencies or securities regulators. Subpoena requests for SARs or information in SARs, and for informing FinCEN of any subpoena received requesting information on SARs will be submitted to CAM's legal counsel for appropriate response and/or disposition. If necessary, and on advice of counsel, CAM may segregate SAR filings and supporting documentation from other books and records to avoid violating the prohibitions on disclosure of these records. These records will be maintained at the office(s) of CAM's counsel.

7. Ongoing Training Program

The Money Laundering Abatement Act requires firms to develop ongoing employee training programs on AML issues. The AML employee training should be developed under the

leadership of the AML Compliance Officer or senior management. Educational pamphlets, videos, intranet systems, in-person lectures, and explanatory memos are all appropriate training vehicles for AML training. The training will vary based on the type of firm and its size, its client base, and its resources. At a minimum, CAM's AML training program will instruct its employees about the following topics:

- How to identify "red flags" and possible signs of money laundering that could arise during the course of their duties;
- What to do once the risk is identified;
- What their roles are in the firm's compliance efforts;
- How to perform their roles;
- CAM's record retention policy; and
- Disciplinary consequences, including civil and criminal penalties for non-compliance with the Money Laundering Abatement Act.

In meeting these requirements, CAM will establish a training program for the identification and prevention of money laundering. Such training will include instructing employees on how to identify and follow-up on unusual or suspicious activities. Persons subject to the training will include officers of CAM and employees who have client contact.

CAM's AML Compliance Officer will be responsible for training new employees regarding the CAM's Anti-Money Laundering Procedures. The AML Compliance Officer will periodically hold training sessions for existing employees to remind them about their responsibilities under the Adviser's Anti-Money Laundering Procedures and to inform them of any changes to the procedures, as well as major changes to anti-money laundering laws and regulations. Frequent evaluation of training programs will ensure that employees are informed about any new developments with the rules and regulations. Incorporation of money laundering compliance training may be included in other training programs and is recommended for both portfolio managers and supervisors.

The AML Compliance Officer will update the training program to reflect new types of clients or new types of investment products made available through CAM.

8. Independent Testing of the AML Compliance Program

The Patriot Act requires "an independent audit function to test" a firm's AML program. Testing programs should validate a firm's compliance with AML rules and the firm's specific AML policies and procedures. Clarification regarding the degree of independence required in performing these tests may be provided in forthcoming AML rules. Based on current practices, testing can be administered either internally (such as by an internal audit or compliance function) or by an independent third party.

Since AML testing procedures have not yet been finalized, interim testing will be performed by the AML Compliance Officer and such members of CAM's compliance staff as are necessary to validate CAM's compliance with existing AML rules. The results of such testing will be reviewed by CAM's CCO and senior management. Such testing will be evidenced by a quarterly review

of all accounts opened during that calendar quarter and an existing account that at any time demonstrates suspicious trading activities or "red flags" in the handling of his/her account. Documentation of testing will be preserved and maintained in accordance with AML rules.

9. Enforcement of CAM's AML Procedures

An employee's failure to comply with CAM's AML procedures may subject him/her to substantial monetary penalties and other sanctions by the federal government. These sanctions may also be imposed on CAM for negligence of its employees. If such failure to comply with these provisions is deemed by CAM's AML Compliance Officer to be careless or negligent, the employee may be censured or suspended from employment with CAM. If such failure is found to be deliberate or intentional, the employee will be immediately terminated. Any breach of these procedures will be thoroughly investigated by CAM's AML Compliance Officer and a report of this investigation will be submitted to CAM's senior management for appropriate action including referral to federal authorities.

Or:

If an employee fails to comply with CAM's Anti-Money Laundering Program, he/she may be subject to disciplinary action that includes suspension or termination. In addition, CAM will report serious violations to the appropriate law enforcement authorities, which could potentially result in civil and criminal penalties, imprisonment, fines and forfeiture of property.

Or:

Any breach of CAM's AML procedures will be thoroughly investigated by CAM's AML Compliance Officer and a report of this investigation will be submitted to CAM's senior management for appropriate action. If referral to federal authorities is deemed necessary, civil and criminal penalties, imprisonment, fines and forfeiture of property could result. If an employee fails to comply with the CAM's AML procedures, he/she may be subject to disciplinary action that includes suspension or termination even if there is no referral to federal authorities.